Exhibit 99.1

Contact:

J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960

For Immediate Release

MasTec Announces Offerings to Refinance Convertible Notes and Sell Common Stock for Prior Acquisition Related Shareholders

Coral Gables, FL (June 1, 2009) — MasTec, Inc. (NYSE: MTZ) today announced an underwritten public offering of convertible notes and an underwritten public secondary offering of common stock by certain selling shareholders.

MasTec will offer approximately $100,000,000 aggregate principal amount of convertible senior notes in a registered public offering. In addition, MasTec has granted to the underwriters an option to purchase up to an additional $15,000,000 aggregate principal amount of the convertible notes. The convertible notes will be convertible, under certain circumstances, into shares of MasTec common stock.

The convertible notes will be MasTec’s senior unsecured obligations and will rank equally with any existing and future unsecured senior debt, and senior to any existing and future subordinated debt. The convertible notes will be guaranteed by the MasTec subsidiaries that guarantee MasTec’s 7.625% senior notes due 2017.

Concurrently, certain shareholders will offer 4 million shares of MasTec common stock in an underwritten registered public offering. All of the shares are being offered by Jon Wanzek, founder and CEO of Wanzek Construction, Inc. (“Wanzek Construction”), and his affiliates. Mr. Wanzek and his affiliates received 7.5 million MasTec shares in conjunction with MasTec’s 2008 acquisition of Wanzek Construction. Assuming a successful completion of the common stock offering, Mr. Wanzek and his affiliate group will remain one of MasTec’s largest shareholders.

MasTec intends to use the proceeds from the convertible notes offering to refinance the existing $55 million 8% convertible notes issued in conjunction with MasTec’s 2008 acquisition of Wanzek Construction, for working capital, possible acquisitions of assets and businesses, and for general corporate purposes. MasTec will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

The closing of the convertible notes offering and the common stock offering will not be contingent on each other.

The common shares and convertible notes purchased by the underwriters are expected to be offered for resale from time to time in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock or convertible notes, nor shall there be any sale of the common stock or convertible notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from the offices of Morgan Stanley at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby, These statements involve a number of risks, uncertainties, and other factors, including potential changes in market conditions, which could cause actual results to differ materially.